THE ROOSEVELT INVESTMENT GROUP, INC.

PROXY VOTING POLICY

1.	Introduction.

As a fiduciary, Roosevelt exercises its responsibility, to the extent it has such responsibility, to vote its clients’ securities in a manner that, in Roosevelt’s judgment, is in the clients’ best interests. In accordance with that fiduciary obligation and Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended, Roosevelt has established the following proxy voting policy.

2.	Responsibility for Voting.

Roosevelt will not vote proxies solicited by or with respect to the issuers of securities in which assets of a client portfolio are invested, unless the client instructs Roosevelt, in writing, to vote such proxies.

3.	Primary Consideration in Voting.

Roosevelt’s primary consideration in determining how proxies should be voted is the client’s interest as a shareholder of that issuer. Except as otherwise specifically instructed by a client, Roosevelt generally does not take into account interests of other stakeholders of the issuer or interests the client may have in other capacities.

4.	Engagement of Service Provider.

Roosevelt has engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to: (i) perform the administrative tasks of receiving proxies and proxy statements; (ii) marking proxies as instructed by Roosevelt and delivering those proxies; (iii) retain proxy voting records and information; and (iv) report to Roosevelt on its activities in these regards.

Via Broadridge, Roosevelt has engaged a second service provider, Glass, Lewis & Co. (“GL”), to: (i) make recommendations to Roosevelt of proxy voting policies for adoption by Roosevelt on behalf of Roosevelt’s client(s); and (ii) perform research and make recommendations to Roosevelt as to particular shareholder votes being solicited. Both Broadridge and GL are completely independent of Roosevelt and have no other business relationships with Roosevelt or its personnel.

In no circumstances shall Broadridge have the authority to vote proxies except in accordance with standing or specific instructions given to it by Roosevelt. Subject to Section 2 above, Roosevelt retains final authority and fiduciary responsibility for the voting of proxies. If at any time Roosevelt has engaged one or more other entities to perform the proxy administration and research services described above, all references to Broadridge and GL in this policy shall be deemed to be references to those other entities.

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5.	Voting Guidelines.

A.

Client Policy.                  If the client has chosen to retain the right to vote proxies for shares held in the client’s account, the advisory agreement will expressly provide for this election either in the agreement or a written addendum to the agreement. If the client has a proxy voting policy that has been delivered to Roosevelt, Roosevelt shall vote proxies solicited by, or with respect to the issuers of securities held in that client’s account in accordance with that policy and will check with the client regarding questions, if any, about the client’s policy.

B.

No Client Policy.           If the client does not in the advisory agreement or an addendum to the agreement retain the right to vote proxies for shares held in the client’s account and does not deliver a proxy voting policy to Roosevelt, Roosevelt shall vote proxies solicited by or with respect to, the issuers of securities held in the client’s account in the manner that, in the judgment of Roosevelt, is in the best interests of the client as a shareholder in accordance with the standards described in this Policy. When making proxy voting decisions, Roosevelt generally adheres to the proxy voting guidelines provided by GL, a current version of which is set forth in Appendix A hereto (the “Guidelines”). Roosevelt believes the Guidelines, if followed, generally will result in the casting of votes in the economic best interests of clients as shareholders. Roosevelt therefore has instructed Broadridge to vote such proxies in accordance with the recommendations provided by GL.

6.	Administrative Procedures

A.

Receipt and Recording of Proxy Information. The Roosevelt operations personnel responsible for the opening of a new client account will notify the legal and compliance department in the event that a client has: i) requested, in writing, that Roosevelt vote proxies on the client’s behalf; and ii) whether the client provided a written proxy voting policy that Roosevelt is required to follow.

B.

Notification to Broadridge. For each client account for which Roosevelt has been instructed to vote shareholder proxies, a member of the Roosevelt operations department shall notify Broadridge of the client name and its custodian name and client account number so that Broadridge may communicate with the client’s custodian and ensure that all proxy materials and ballots are forwarded to Broadridge, and shall take such follow-up steps as necessary to ensure that Broadridge and the custodian establish appropriate contact. Such notification need not be individually undertaken if the client account is part of a wrap program, as

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the wrap custodians automatically communicate with Broadridge as necessary.

7.	Conflicts of Interest

There are circumstances in which a conflict of interest might arise by an Investment Advisor voting proxies on behalf of its client, such as where an issuer who is soliciting proxy votes also has a client relationship with the Advisor, when a client of the Advisor is involved in a proxy contest (such as a corporate director), or when an employee of the Advisor has a personal interest in a proxy matter. We believe that our policy of voting in accordance with the recommendations of GL, which provides independent recommendations, ensures that proxies are voted solely in the best interests of clients and resolves any potential conflict of interest. In case Roosevelt becomes aware that a GL recommendation results in a conflict of interest, such as described above, Roosevelt will disclose the conflict to the client and obtain the client’s consent or advice with respect to the voting based on GL recommendations.

8.	Records and Reports.

A.

Proxy Voting Policy and Summary. Roosevelt shall make this Proxy Voting Policy and a summary of it available to clients upon request. That Policy and/or summary may be available on Roosevelt’s website.

B.

Proxy Voting Records. Roosevelt shall also make Roosevelt’s proxy voting records with respect to a client’s account available to that client or its representatives for review upon the client’s request or as may be required by applicable law.

C.

Records – General. The following documents shall be maintained by Roosevelt or by Broadridge or another third party service provider, on behalf of Roosevelt; provided that if such documents are maintained by Broadridge or a service provider of Roosevelt, Broadridge or such third party shall undertake to provide Roosevelt copies of such documents promptly upon Roosevelt’ request:

1.	Roosevelt’s proxy voting policies and procedures;

2.	a copy of each proxy statement received, provided that no copy need be retained of a proxy statement found on the SEC’s EDGAR website;

3.	a record of each proxy vote cast;

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4.	a copy of each written client request for Roosevelt’s proxy voting record with respect to such client and any written response to such requests; and

5.

any document prepared by Roosevelt that is material to making a decision on how to vote or that memorialized the basis for a decision on how to vote, as well as a copy of Roosevelt’ Proxy Voting Policy, including the Guidelines.

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TABLE OF CONTENTS

I. A BOARD OF DIRECTORS THAT SERVES THE INTERESTS OF SHAREHOLDERS......................3
ELECTION OF DIRECTORS......................3
INDEPENDENCE......................3
PERFORMANCE......................6
EXPERIENCE......................14
OTHER CONSIDERATIONS......................14
CONTROLLED COMPANIES......................16
MUTUAL FUND BOARDS......................17
DECLASSIFIED BOARDS......................18
MANDATORY DIRECTOR RETIREMENT PROVISIONS......................19
DIRECTOR TERM LIMITS......................19
DIRECTOR AGE LIMITS......................20
SHAREHOLDER ACCESS......................20
REQUIRING TWO OR MORE NOMINEES PER BOARD SEAT......................20
MAJORITY VOTE FOR THE ELECTION OF DIRECTORS......................21
II. TRANSPARENCY AND INTEGRITY OF FINANCIAL REPORTING......................22
AUDITOR RATIFICATION......................22
PENSION ACCOUNTING ISSUES......................24
III. THE LINK BETWEEN COMPENSATION AND PERFORMANCE......................24
LINKING PAY WITH PERFORMANCE......................24
LIMITS ON EXECUTIVE COMPENSATION......................24
EQUITY-BASED COMPENSATION PLANS......................25
OPTION EXCHANGES......................27
PERFORMANCE-BASED OPTIONS......................27
OPTION BACKDATING, SPRING-LOADING AND BULLET-DODGING......................28
162(M) PLANS......................29
DIRECTOR COMPENSATION PLANS......................30
SHAREHOLDER PROPOSALS REGARDING COMPENSATION ISSUES......................31
IV. GOVERNANCE STRUCTURE AND THE SHAREHOLDER FRANCHISE......................32
ANTI-TAKEOVER MEASURES......................32
V. SHAREHOLDER INITIATIVES AND MANAGEMENT OF THE FIRM......................37

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I. A BOARD OF DIRECTORS THAT SERVES THE INTERESTS OF SHAREHOLDERS

Election of Directors

The purpose of Glass Lewis' proxy research and advice is to facilitate shareholder voting in favor of governance structures that will drive performance, create shareholder value and maintains a proper tone at the top. Glass Lewis looks for talented boards with a record of protecting shareholders and delivering value over the medium- and long-term. We believe that boards working to protect and enhance the best interests of shareholders are independent, have a record of positive performance, and have members with a breadth and depth of experience.

Independence

The independence of directors, or lack thereof, is ultimately demonstrated through the decisions they make. In assessing the independence of directors, we will take into consideration, when appropriate, whether a director has a track record indicative of making objective decisions. Likewise, when a director sits on multiple boards and has a track record that indicates a lack of objective decision making, that will also be considered when assessing the independence of directors. Ultimately, the determination of whether a director is independent or not must take into consideration both compliance with the applicable independence listing requirements as well as judgments made.

We look at each director nominee to examine the director's relationships with the company, the company's executives, and other directors. We do this to find personal, familial, or financial relationships (not including director compensation) that may impact the director's decisions. We believe that such relationships make it difficult for a director to put shareholders' interests above the director's or the related party's interests. We also believe that a director who owns more than 20% of a company can exert disproportionate influence on the board and, in particular, the audit committee.

Thus, we put directors into three categories based on an examination of the type of relationship they have with the company:

1. *Independent Director* – An independent director has no material financial, familial or other current relationships with the company, its executives, or other board members, except for board service and standard fees paid for that service. Relationships that existed within three to five years[1] before the inquiry are usually considered "current" for purposes of this test.

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[1] NASDAQ originally proposed a five-year look-back period but both it and the NYSE ultimately settled on a three-year look-back prior to finalizing their rules. A five-year standard is more appropriate, in our view, because we believe that the unwinding of conflicting relationships between former management and board members is more likely to be complete and final after five years. However, Glass Lewis does not apply the five-year look back period to directors who have previously served as executives of the company on an interim basis for less than one year.

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In our view, a director is considered an affiliate for the following five years if they are: currently in an interim management position as an insider; a director who served in such a capacity for less than one year and is no longer serving in that capacity as independent; or a director who served in such a capacity for over one year but is no longer serving in that capacity. Glass Lewis applies a three-year look back period to all directors who have an affiliation with the company other than former employment, for which we apply a five-year look back.

2. *Affiliated Director* – An affiliated director has a material financial, familial or other relationship with the company or its executives, but is not an employee of the company.[2] This includes directors whose employers have a material financial relationship with the company.[3] In addition, we view a director who owns or controls 20% or more of the company's voting stock as an affiliate.

   We view 20% shareholders as affiliates because they typically have access to and involvement with the management of a company that is fundamentally different from that of ordinary shareholders. More importantly, 20% holders may have interests that diverge from those of ordinary holders, for reasons such as the liquidity (or lack thereof) of their holdings, personal tax issues, etc.

3. *Inside Director* – An inside director simultaneously serves as a director and as an employee of the company. This category may include a chairman of the board who acts as an employee of the company or is paid as an employee of the company. In our view, a director who derives more than 50% of total compensation from a company as a result of affiliated transactions with the director's employer faces a conflict between making decisions that are in the best interests of the company versus those in the director's own best interests. Therefore, we will withhold votes from such a director.

Definition of "Material": A material relationship is one in which the dollar value exceeds: (i) $50,000 (or where no amount is disclosed) for directors who are paid for a service they have agreed to perform for the company, outside of their service as a director, including professional or other services; or (ii) $100,000 (or where no amount is disclosed) for those directors employed by a professional services firm such as a law firm, investment bank, or consulting firm where the company pays the firm, not the individual, for services. This dollar limit would also apply to charitable contributions to schools where a board member is a professor; or charities where a director serves on the board or is an executive; and any aircraft and real estate dealings between the company

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[2] If a company classifies one of its non-employee directors as non-independent, Glass Lewis will classify that director as an affiliate.

[3] We allow a five-year grace period for former executives of the company or merged companies who have consulting agreements with the surviving company. (We do not automatically withhold from directors in such cases for the first five years.) If the consulting agreement persists after this five-year grace period, we apply the materiality thresholds outlined in the definition of "material."

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and the director's firm; or (iii) 1% of either company's consolidated gross revenue for other business relationships (e.g., where the director is an executive officer of a company that provides services or products to or receives services or products from the company).

Definition of "Familial": Familial relationships include a person's spouse, parents, children, siblings, grandparents, uncles, aunts, cousins, nieces, nephews, in-laws, and anyone (other than domestic employees) who shares such person's home. A director is an affiliate if the director has a family member who is employed by the company and who receives compensation of $100,000 or more per year or the compensation is not disclosed.

Definition of "Company": A company includes any parent or subsidiary in a group with the company or any entity that merged with, was acquired by, or acquired the company.

Voting Recommendations on the Basis of Board Independence: Glass Lewis believes a board will be most effective in protecting shareholders' interests if it is at least two-thirds' independent. Where more than one-third of the members are affiliated or inside directors, we typically[4] recommend withholding votes from some of the inside and/or affiliated directors in order to satisfy the two-thirds threshold.

In the case of a less than two-thirds independent board, Glass Lewis strongly supports the existence of a presiding or lead director with authority to set the meeting agendas and to lead sessions outside the insider chairman's presence.

In addition, we scrutinize avowedly "independent" chairmen and lead directors. We believe that they should be unquestionably independent or the company should not tout them as such.

Committee Independence: We believe that only independent directors should serve on a company's audit, compensation, nominating, and governance committees.[5] We typically recommend that shareholders withhold their votes from any affiliated or inside director seeking appointment to an audit, compensation, nominating, or governance committee, or who has served in that capacity in the past year.

Separation of the Roles of Chairman and CEO: Glass Lewis believes that separating the roles of corporate officer and chairman creates a better governance structure than a combined executive/chairman position. An executive manages the business according to a course the board charts. Executives should report to the board regarding their

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[4] With a staggered board, if the affiliates or insiders that we believe should not be on the board are not up for election, we will express our concern regarding those directors, but we will not recommend withholding from the affiliates or insiders who are up for election just to achieve two-thirds independence.

[5] We will recommend withholding votes from any audit committee member who owns 20% or more of the company's stock, and we believe that there should be a maximum of one director (or no directors if the committee is comprised of less than three directors) who owns 20% or more of the company's stock on the compensation, nominating, and governance committees.

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performance in achieving goals the board set. This is needlessly complicated when a CEO sits on or chairs the board, since a CEO presumably will have a significant influence over the board.

It can become difficult for a board to fulfill its role of overseer and policy setter when a CEO/chairman controls the agenda and the boardroom discussion. Such control can allow a CEO to have an entrenched position, leading to longer-than-optimal terms, fewer checks on management, less scrutiny of the business operation, and limitations on independent, shareholder-focused goal-setting by the board.

A CEO should set the strategic course for the company, with the board's approval, and the board should enable the CEO to carry out the CEO's vision for accomplishing the board's objectives. Failure to achieve the board's objectives should lead the board to replace that CEO with someone in whom the board has confidence.

Likewise, an independent chairman can better oversee executives and set a pro-shareholder agenda without the management conflicts that a CEO and other executive insiders often face. Such oversight and concern for shareholders allows for a more proactive and effective board of directors that is better able to look out for the interests of shareholders.

We do not recommend that shareholders withhold votes from CEOs who serve on or chair the board. However, we typically encourage our clients to support separating the roles of chairman and CEO whenever that question is posed in a proxy (typically in the form of a shareholder proposal), as we believe that it is in the long-term best interests of the company and its shareholders.

Performance

The most crucial test of a board's commitment to the company and its shareholders lies in the actions of the board and its members. We look at the performance of these individuals as directors and executives of the company and of other companies where they have served. We also look at how directors voted while on the board.

Voting Recommendations on the Basis of Performance: We disfavor directors who have a record of not fulfilling their responsibilities to shareholders at any company where they have held a board or executive position. We typically recommend withholding votes from:

1. A director who fails to attend a minimum of 75% of the board meetings or 75% of the total of applicable committee meetings and board meetings.[6]

[6] However, where a director has served for less than one full year, we will not typically withhold for failure to attend 75% of meetings. Rather, we will note the failure with a recommendation to track this issue going forward. We will also refrain from recommending to withhold from directors when the proxy discloses that the director missed the meetings due to serious illness or other extenuating circumstances.

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2. A director who belatedly filed a significant form(s) 4 or 5, or who has a pattern of late filings if the late filing was the director's fault (we look at these forms on a case-by-case basis).
3. A director who is also the CEO of a company where a serious and material restatement has occurred after the CEO had previously certified the pre-restatement financial statements.
4. A director who has received two withhold recommendations from Glass Lewis for identical reasons within the prior year at different companies (the same situation must also apply at the company being analyzed).
5. All directors who served on the board if, for the last three years, the company's performance has been in the bottom quartile of the sector and the directors have not taken reasonable steps to address the poor performance.
6. An insider director who derives more than 50% of the director's income from affiliated transactions with the company.

Audit Committees and Performance: Audit committees play an integral role in overseeing the financial reporting process because "[v]ibrant and stable capital markets depend on, among other things, reliable, transparent, and objective financial information to support an efficient and effective capital market process. The vital oversight role audit committees play in the process of producing financial information has never been more important."[7]

When assessing an audit committee's performance, we are aware that an audit committee does not prepare financial statements, is not responsible for making the key judgments and assumptions that affect the financial statements, and does not audit the numbers or the disclosures provided to investors. Rather, an audit committee member monitors and oversees the process and procedures that management and auditors perform. The 1999 Report and Recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees stated it best:

> A proper and well-functioning system exists, therefore, when the three main groups responsible for financial reporting – the full board including the audit committee, financial management including the internal auditors, and the outside auditors – form a 'three legged stool' that supports responsible financial disclosure and active participatory oversight. However, in the view of the Committee, the audit committee must be 'first among equals' in this process, since the audit committee is an extension of the full board and hence the ultimate monitor of the process.

Standards for Assessing the Audit Committee: For an audit committee to function effectively on investors' behalf, it must include members with sufficient knowledge to diligently carry out their responsibilities. In its audit and accounting recommendations, the Conference Board Commission on Public Trust and Private Enterprise said "members

[7] "Audit Committee Effectiveness – What Works Best." PricewaterhouseCoopers. The Institute of Internal Auditors Research Foundation. 2005.

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of the audit committee must be independent and have both knowledge and experience in auditing financial matters."[8]

We are skeptical of audit committees where there are members that lack expertise as a Certified Public Accountant (CPA), Chief Financial Officer (CFO) or corporate controller or similar experience. While we will not necessarily vote against members of an audit committee when such expertise is lacking, we are more likely to vote against committee members when a problem such as a restatement occurs and such expertise is lacking.

Glass Lewis generally assesses audit committees against the decisions they make with respect to their oversight and monitoring role. The quality and integrity of the financial statements and earnings reports, the completeness of disclosures necessary for investors to make informed decisions, and the effectiveness of the internal controls should provide reasonable assurance that the financial statements are materially free from errors. The independence of the external auditors and the results of their work all provide useful information by which to assess the audit committee.

When assessing the decisions and actions of the audit committee, we typically defer to its judgment and would vote in favor of its members, but we would recommend withholding votes from the following members under the following circumstances:[9]

1. All members of the audit committee when options were backdated, there is a lack of adequate controls in place, there was a resulting restatement, and disclosures indicate there was a lack of documentation with respect to the option grants.
2. The audit committee chair, if the audit committee does not have a financial expert or has a financial expert who does not have a demonstrable financial background sufficient to understand the financial issues unique to public companies.
3. The audit committee chair, if the audit committee did not meet at least 4 times during the year.
4. The audit committee chair, if the committee has less than three members.
5. Any audit committee member who sits on more than three public company audit committees, unless the audit committee member is a retired CPA, CFO, controller or has similar experience, in which case the limit shall be four committees, taking time and availability into consideration including a review of the audit committee member's attendance at all board and committee meetings.

[8] Commission on Public Trust and Private Enterprise. The Conference Board. 2003.

[9] Where the recommendation is to withhold from the committee chair and the chair is not up for election because the board is staggered, we do not recommend withholding from any members of the committee who are up for election; rather, we will simply express our concern with regard to the committee chair.

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6. All members of an audit committee who are up for election and who served on the committee at the time of the audit, if audit and audit-related fees total one-third or less of the total fees billed by the auditor.
7. The audit committee chair when tax and/or other fees are greater than audit and audit-related fees paid to the auditor for more than one year in a row (i.e., we recommend against ratification of the auditor).
8. All members of an audit committee where non-audit fees include fees for tax services (including, but not limited to, such things as tax avoidance or shelter schemes) for senior executives of the company. Such services are now prohibited by the PCAOB.
9. All members of an audit committee that reappointed an auditor that we no longer consider to be independent for reasons unrelated to fee proportions.
10. All members of an audit committee when audit fees are excessively low, especially when compared with other companies in the same industry.
11. The audit committee chair[10] if the committee failed to put auditor ratification on the ballot for shareholder approval. However, if the non-audit fees or tax fees exceed audit plus audit-related fees in either the current or the prior year, then Glass Lewis will withhold for the entire audit committee.
12. All members of an audit committee where the auditor has resigned and reported that a section 10A[11] letter has been issued.
13. All members of an audit committee at a time when material accounting fraud occurred at the company.
14. All members of an audit committee at a time when annual and/or multiple quarterly financial statements had to be restated due to serious material fraud.
15. All members of an audit committee if the company repeatedly fails to file its financial reports in a timely fashion.
16. All members of an audit committee when it has been disclosed that a law enforcement agency has charged the company and/or its employees with a violation of the Foreign Corrupt Practices Act (FCPA).
17. All members of an audit committee when the company has aggressive accounting policies and/or poor disclosure or lack of sufficient transparency in its financial statements.
18. All members of the audit committee when there is a disagreement with the auditor and the auditor resigns or is dismissed.
19. All members of the audit committee if the contract with the auditor specifically limits the auditor's liability to the company for consequential damages or requires the corporation to use alternative dispute resolution.[12]

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[10] In all cases, if the chair of the committee is not specified, we recommend withholding from the director who has been on the committee the longest.

[11] Auditors are required to report all potential illegal acts to management and the audit committee unless they are clearly inconsequential in nature. If the audit committee or the board fails to take appropriate action on an act that has been determined to be a violation of the law, the independent auditor is required to send a section 10A letter to the SEC. Such letters are rare and should be taken seriously.

[12] The Council of Institutional Investors. "Corporate Governance Policies," p. 4, April 5, 2006; and "Letter from Council of Institutional Investors to the AICPA," November 8, 2006.

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20. All members of the audit committee when options were backdated, there is a lack of adequate controls in place, there was a resulting restatement, and disclosures indicate there was a lack of documentation with respect to the option grants.

We also take a dim view of audit committee reports that are boilerplate, and which provide little or no information or transparency to investors. When a problem such as a material weakness, restatement or late filings occurs, we take into consideration, in forming our judgment with respect to the audit committee, the transparency of the audit committee report.

Compensation Committee Performance: Compensation committees have the final say in determining the compensation of executives. This includes deciding the basis on which compensation is determined, as well as the amounts and types of compensation to be paid. This process begins with the hiring and initial establishment of employment agreements, including the terms for such items as pay, pensions and severance arrangements. It is important in establishing compensation arrangements that compensation be consistent with, and based on the long-term economic performance of the business's long-term shareholders returns.

Compensation committees are also responsible for the oversight of the transparency of compensation. This oversight includes disclosure of compensation arrangements, the matrix used in assessing pay for performance, and the use of compensation consultants. It is important to investors that they have clear and complete disclosure of all the significant terms of compensation arrangements in order to make informed decisions with respect to the oversight and decisions of the compensation committee.

Finally, compensation committees are responsible for oversight of internal controls over the executive compensation process. This includes controls over gathering information used to determine compensation, establishment of equity award plans, and granting of equity awards. Lax controls can and have contributed to conflicting information being obtained, for example through the use of nonobjective consultants. Lax controls can also contribute to improper awards of compensation such as through granting of backdated or spring-loaded options, or granting of bonuses when triggers for bonus payments have not been met.

Coupled with new compensation disclosure requirements adopted by the SEC for the 2007 proxy season was a requirement for the presentation of the Compensation Discussion and Analysis (CD&A) report in each company's proxy. We review the CD&A in our evaluation of the overall compensation practices of a company, as overseen by the compensation committee. The CD&A will also be integral to the evaluation of compensation proposals at companies including, for example, the advisory vote at AFLAC on the compensation of AFLAC's executives, the only major US company expected to allow shareholders such a vote in 2008.

In our evaluation of the CD&A, we examine, among other factors, the following:

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1. The extent to which the company has used performance goals in determining overall compensation as an indication that pay is tied to performance.
2. How well (i.e., how clearly) the company has disclosed performance metrics and goals so that shareholders may make an independent determination that goals were met.
3. The extent to which the performance metrics, targets and goals are implemented to enhance company performance.
4. The selected peer group(s) so that shareholders can make a comparison of pay and performance across the appropriate peer group.
5. The amount of discretion granted management or the compensation committee to deviate from defined performance metrics and goals in making awards.

We evaluate compensation committee members on the basis of their performance while serving on the compensation committee in question, not for actions taken solely by prior committee members who are not currently serving on the committee.

When assessing the performance of compensation committees, we will recommend withholding votes for the following:[13]

1. All members of the compensation committee who are up for election and served at the time of poor pay-for-performance (e.g., a company receives an F grade in our pay-for-performance analysis).[14]
2. Any member of the compensation committee who has served on the compensation committee of at least two other public companies that received F grades in our pay-for-performance model and who is also suspect at the company in question.
3. The compensation committee chair if the company received two D grades in consecutive years in our pay-for-performance analysis.
4. All members of the compensation committee (during the relevant time period) if the company entered into excessive employment agreements and/or severance agreements.
5. All members of the compensation committee when performance goals were changed (i.e., lowered) when employees failed or were unlikely to meet original goals, or performance-based compensation was paid despite goals not being attained.
6. All members of the compensation committee if excessive employee perquisites and benefits were allowed.

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[13] Where the recommendation is to withhold from the committee chair and the chair is not up for election because the board is staggered, we do not recommend withholding from any members of the committee who are up for election; rather, we will simply express our concern with regard to the committee chair.

[14] Where there have been multiple CEOs in one year, we will consider not recommending withholding and deferring judgment until the next year or a full year after arrival.

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7. The compensation committee chair if the compensation committee did not meet during the year, but should have (e.g., because executive compensation was restructured or a new executive was hired).
8. All members of the compensation committee when the company repriced options within the past two years and we would not have supported the repricing (e.g., officers and directors were allowed to participate).
9. All members of the compensation committee when vesting of in-the-money options is accelerated or when fully vested options are granted.
10. All members of the compensation committee when option exercise prices were backdated. Glass Lewis will withhold for an executive who played a role in and participated in option backdating.
11. All members of the compensation committee when option exercise prices were spring-loaded or otherwise timed around the release of material information.
12. All members of the compensation committee when a new employment contract is given to an executive that does not include a clawback provision and the company had a material restatement, especially if the restatement was due to fraud.
13. The chair of the compensation committee where the CD&A provides insufficient or unclear information about performance metrics and goals, where the CD&A indicates that pay is not tied to performance, or where the compensation committee or management has excessive discretion to alter performance terms or increase amounts of awards in contravention of previously defined targets.

Nominating and Governance Committee Performance: The nominating and governance committee, as an agency for the shareholders, is responsible for the governance by the board of the company and its executives. In performing this role, the board is responsible and accountable for selection of objective and competent board members. It is also responsible for providing leadership on governance policies adopted by the company, such as decisions to implement shareholder proposals that have received a majority vote.

Regarding the nominating and or governance committee, we will recommend that votes be withheld from the following:[15]

1. All members of the governance committee[16] during whose tenure the board failed to implement a shareholder proposal with a direct and substantial impact on shareholders and their rights - i.e., where the proposal received enough shareholder votes (at least a majority) to allow the board to implement or begin to implement that proposal. Examples of these types of shareholder proposals are majority vote to elect directors and requests for advisory votes on compensation committee reports.

[15] Where the recommendation is to withhold from the committee chair and the chair is not up for election because the board is staggered, we do not recommend withholding from any members of the committee who are up for election; rather, we will simply express our concern regarding the committee chair.

[16] If the board does not have a governance committee (or a committee that serves such a purpose), we recommend withholding from the entire board on this basis.

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2. The governance committee chair,[17] when the board is less than two-thirds independent, the chairman is not independent and an independent lead or presiding director[18] has not been appointed, unless company performance has been in the top quartile of the company's peers. We note that each of the Business Roundtable, The Conference Board, and the Council of Institutional Investors advocates that two-thirds of the board be independent.
3. In the absence of a nominating committee, the governance committee chair when there are less than five or more than 20 members on the board.
4. The governance committee chair, when the committee fails to meet at all during the year.

Regarding the nominating committee, we will recommend that votes be withheld from the following:[19]

1. All members of the nominating committee, when the committee nominated or renominated an individual who had a significant conflict of interest or whose past actions demonstrated a lack of integrity or inability to represent shareholder interests.
2. The nominating committee chair, if the nominating committee did not meet during the year, but should have (i.e., because new directors were nominated).
3. In the absence of a governance committee, the nominating committee chair[20] when the board is less than two-thirds independent, the chairman is not independent, and an independent lead or presiding director has not been appointed,[21] unless company performance has been in the top quartile of the company's peers.
4. The nominating committee chair, when there are less than five or more than 20 members on the board.[22]

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[17] If the committee chair is not specified, we recommend withholding from the director who has been on the committee the longest. If the longest-serving committee member cannot be determined, we will recommend withholding from the longest-serving board member serving on the committee.

[18] We believe that one independent individual should be appointed to serve as the lead or presiding director. When such a position is rotated among directors from meeting to meeting, we will recommend withholding votes as if there were no lead or presiding director.

[19] Where the recommendation is to withhold from the committee chair and the chair is not up for election because the board is staggered, we do not recommend withholding from any members of the committee who are up for election; rather, we will simply express our concern regarding the committee chair.

[20] If the committee chair is not specified, we will recommend withholding from the director who has been on the committee the longest. If the longest-serving committee member cannot be determined, we will recommend withholding from the longest-serving board member on the committee.

[21] In the absence of both a governance and a nominating committee, we will recommend withholding from the chairman of the board on this basis.

[22] In the absence of both a governance and a nominating committee, we will recommend withholding from the chairman of the board on this basis.

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5. The nominating committee chair, when a director received a greater than 25% withhold vote the prior year and the director was not removed or the issues that raised shareholder concern were not corrected.

Experience

We find that a director's past conduct is often indicative of future conduct and performance. We often find directors with a history of overpaying executives or of serving on boards where avoidable disasters have occurred appearing at companies that follow these same patterns. Glass Lewis has a proprietary database of every officer and director serving at 8,000 of the most widely held U.S. companies. We use this database to track the performance of directors across companies.

Voting Recommendations on the Basis of Director Experience: We typically recommend that shareholders withhold votes from directors who have served on boards or as executives of companies with records of poor performance, overcompensation, audit- or accounting-related issues, and/or other indicators of mismanagement or actions against the interests of shareholders.[23]

Likewise, we examine the backgrounds of those who serve on key board committees to ensure that they have the required skills and diverse backgrounds to make informed judgments about the subject matter for which the committee is responsible.

Other Considerations

In addition to the three key characteristics – independence, performance, experience – that we use to evaluate board members, we consider conflict-of-interest issues in making voting recommendations.

Conflicts of Interest: We believe that a board should be wholly free of people who have an identifiable and substantial conflict of interest, regardless of the overall presence of independent directors on the board. Accordingly, we recommend that shareholders withhold votes from the following types of affiliated or inside directors:

1. A CFO who is on the board: In our view, the CFO holds a unique position relative to financial reporting and disclosure to shareholders. Because of the critical importance of financial disclosure and reporting, we believe the CFO should report to the board and not be a member of it.
2. A director who is on an excessive number of boards: A director who serves as an executive officer of any public company while serving on more than two other public company boards and any other director who serves on more than six public company boards typically receives a withhold recommendation from Glass Lewis.

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[23] We typically apply a three-year look-back to such issues and also research to see whether the responsible directors have been up for election since the time of the failure, and if so, we take into account the percentage of support they received from shareholders.

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Academic literature suggests that one board takes up approximately 200 hours per year of each member's time. We believe this limits the number of boards on which directors can effectively serve, especially those who are running another company.[24] Further, a 2006 study has shown that the average number of outside board seats held by CEOs of S&P 500 companies is 0.8, down from 1.2 in 2001 and 2.0 in 1998.[25]

3. A director, or a director who has an immediate family member, providing consulting or other material professional services to the company: These services may include legal, consulting, or financial services. We question the need for the company to have consulting relationships with its directors. We view such relationships as creating conflicts for directors, since they may be forced to weigh their own interests against shareholder interests when making board decisions. In addition, a company's decisions regarding where to turn for the best professional services may be compromised when doing business with the professional services firm of one of the company's directors.
4. A director, or a director who has an immediate family member, engaging in airplane, real estate, or similar deals, including perquisite-type grants from the company, amounting to more than $25,000: Directors who receive these sorts of payments from the company will have to make unnecessarily complicated decisions that may pit their interests against shareholder interests.
5. Interlocking directorships: CEOs or other top executives who serve on each other's boards create an interlock that poses conflicts that should be avoided to ensure the promotion of shareholder interests above all else.[26]
6. All board members who served at a time when a poison pill was adopted without shareholder approval within the prior twelve months.

Size of the Board of Directors: While we do not believe there is a universally applicable optimum board size, we do believe boards should have at least five directors to ensure sufficient diversity in decision-making and to enable the formation of key board committees with independent directors. Conversely, we believe that boards with more than 20 members will typically suffer under the weight of "too many cooks in the kitchen" and have difficulty reaching consensus and making timely decisions. Sometimes the presence of too many voices can make it difficult to draw on the wisdom and experience in the room by virtue of the need to limit the discussion so that each voice may be heard.

[24] Our guidelines are consistent with the standards set forth by the NACD in its "Report of the NACD Blue Ribbon Commission on Director Professionalism," 2001 Edition, pp. 14-15 (also cited approvingly by the Conference Board in its "Corporate Governance Best Practices: A Blueprint for the Post-Enron Era," 2002, p. 17), which suggested that CEOs should not serve on more than 2 additional boards, persons with full-time work should not serve on more than 4 additional boards, and others should not serve on more than six boards.

[25] *Spencer Stuart Board Index*, 2006, p. 10

[26] There is no look-back period for this situation. This only applies to public companies and we only footnote it for the non-insider.

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To that end, we typically recommend withholding votes from the chairman of the nominating committee at a board with fewer than five directors. With boards consisting of more than 20 directors, we typically recommend withholding votes from all members of the nominating committee (or the governance committee, in the absence of a nominating committee).[27]

Controlled Companies

Controlled companies present an exception to our independence recommendations. The board's function is to protect shareholder interests; however, when an individual or entity owns more than 50% of the voting shares, the interests of the majority of shareholders are the interests of that entity or individual. Consequently, Glass Lewis does not recommend withholding votes from boards whose composition reflects the makeup of the shareholder population. In other words, affiliates and insiders who are associated with the controlling entity are not subject to the two-thirds independence rule.

Independence Exceptions: The independence exceptions that we make for controlled companies are as follows:

1. We do not require that controlled companies have boards that are at least two-thirds independent. So long as the insiders and/or affiliates are connected with the controlling entity, we accept the presence of non-independent board members.
2. The compensation committee and nominating and governance committees do not need to consist of independent directors.
    a. We believe that standing nominating and corporate governance committees at controlled companies are unnecessary. Although having a committee charged with the duties of searching for, selecting, and nominating independent directors can be beneficial, the unique composition of a controlled company's shareholder base makes such committees weak and irrelevant.
    b. Likewise, we believe that independent compensation committees at controlled companies are unnecessary. Although independent directors are the best choice for approving and monitoring senior executives' pay, controlled companies serve a unique shareholder population whose voting power ensures the protection of its interests. However, given that a controlled company has certain obligations to minority shareholders we feel that the CEO should not serve on the compensation committee. Therefore, at companies that receive a pay-for-performance score of D or F, Glass Lewis will recommend withholding votes from CEOs serving on the compensation committee.
3. Controlled companies do not need an independent chairman or an independent lead or presiding director. Although an independent director in a position of authority on the board – such as chairman or presiding director – can best carry out the board's duties,

[27] The Conference Board, at p. 23 in its report "Corporate Governance Best Practices, Id.," quotes one of its roundtable participants as stating, "[w]hen you've got a 20 or 30 person corporate board, it's one way of assuring that nothing is ever going to happen that the CEO doesn't want to happen."

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controlled companies serve a unique shareholder population whose voting power ensures the protection of its interests.

4. Where an individual or entity owns more than 50% of a company's voting power but the company is not a "controlled" company, we lower our independence requirement from two-thirds to a majority of the board and keep all other standards in place.

Size of the Board of Directors: We have no board size requirements for controlled companies.

Audit Committee Independence: We believe that audit committees should consist solely of independent directors. Regardless of a company's controlled status, the interests of all shareholders must be protected by ensuring the integrity and accuracy of the company's financial statements. Allowing affiliated directors to oversee audits could create an insurmountable conflict of interest.

Mutual Fund Boards

Mutual funds, or investment companies, are structured differently from regular public companies (i.e., operating companies). Typically, members of a fund's adviser are on the board and management takes on a different role from that of regular public companies. Thus, we focus on a short list of requirements, although many of our guidelines remain the same.

The following mutual fund policies are similar to the policies for regular public companies:

1. Size of the board of directors: The board should be made up of between five and twenty directors.
2. The CFO on the board: Neither the CFO of the fund nor the CFO of the fund's registered investment adviser should serve on the board.
3. Independence of the audit committee: The audit committee should consist solely of independent directors.
4. Audit committee financial expert: At least one member of the audit committee should be designated as the audit committee financial expert.

The following differences from regular public companies apply at mutual funds:

1. Independence of the board: We believe that three-fourths of an investment company's board should be made up of independent directors. This is consistent with a proposed SEC rule on investment company boards. The Investment Company Act requires 40% of the board to be independent, but in 2001, the SEC amended the Exemptive Rules to require that a majority of a mutual fund board be independent. In 2005, the SEC proposed increasing the independence threshold to 75%. In 2006, a federal appeals court ordered that this rule amendment be put back out for public comment, putting it back into "proposed rule" status where it remains. Since mutual fund boards play a vital role in overseeing the relationship between the fund and its investment manager,

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there is greater need for independent oversight than there is for an operating company board.

2. When the auditor is not up for ratification: We do not recommend withholding votes from the audit committee if the auditor is not up for ratification because, due to the different legal structure of an investment company compared to an operating company, the auditor for the investment company (i.e., mutual fund) does not conduct the same level of financial review for each investment company as for an operating company.
3. Non-independent chairman: The SEC has proposed that the chairman of the fund board be independent. We agree that the roles of a mutual fund's chairman and CEO should be separate. Although we believe this would be best at all companies, we recommend withholding votes from the chairman of an investment company's nominating committee as well as the chairman if the chairman and CEO of a mutual fund are the same person and the fund does not have an independent lead or presiding director. Seven former SEC commissioners support the appointment of an independent chairman and we agree with them that "an independent board chairman would be better able to create conditions favoring the long-term interests of fund shareholders than would a chairman who is an executive of the adviser." (See the comment letter sent to the SEC in support of the proposed rule at http://sec.gov/rules/proposed/s70304/s70304-179.pdf)

Declassified Boards

Glass Lewis favors the repeal of staggered boards and the annual election of directors. We believe staggered boards are less accountable to shareholders than boards that are elected annually. Furthermore, we feel the annual election of directors encourages board members to focus on shareholder interests.

Empirical studies have shown: (i) companies with staggered boards reduce a firm's value; and (ii) in the context of hostile takeovers, staggered boards operate as a takeover defense, which entrenches management, discourages potential acquirers, and delivers a lower return to target shareholders.

In our view, there is no evidence to demonstrate that staggered boards improve shareholder returns in a takeover context. Research shows that shareholders are worse off when a staggered board blocks a transaction. A study by a group of Harvard Law professors concluded that companies whose staggered boards prevented a takeover "reduced shareholder returns for targets ... on the order of eight to ten percent in the nine months after a hostile bid was announced."[28] When a staggered board negotiates a friendly transaction, no statistically significant difference in premiums occurs.[29]

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[28] Lucian Bebchuk, John Coates, Guhan Subramanian, "The Powerful Antitakeover Force of Staggered Boards: Further Findings and a Reply to Symposium Participants," December 2002, page 1.

[29] Id. at 2 ("Examining a sample of seventy-three negotiated transactions from 2000 to 2002, we find no systematic benefits in terms of higher premia to boards that have [staggered structures].").

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During a March 2004 *Glass Lewis Proxy Talk* on staggered boards, the proponents of staggered boards could not identify research showing that staggered boards increase shareholder value. The opponents of such a structure marshaled significant support for the proposition that, holding everything else constant, classified boards reduce shareholder value. Lucian Bebchuk, a Harvard Law professor who studies corporate governance issues, concluded that charter-based staggered boards "reduce the market value of a firm by 4% to 6% of its market capitalization" and that "staggered boards bring about and not merely reflect this reduction in market value."[30]

Shareholders have increasingly come to agree with this view. In fact, in 2007 only 40% of U.S. companies had a classified board structure, down from approximately 60% of companies in 2004. Clearly, more shareholders have supported the repeal of classified boards. Resolutions relating to the repeal of staggered boards garnered on average almost 64% support among shareholders in 2007, whereas in 1987, only 16.4% of votes cast favored board declassification.

Given the empirical evidence suggesting staggered boards reduce a company's value and the increasing shareholder opposition to such a structure, Glass Lewis supports the declassification of boards and the annual election of directors.

Mandatory Director Retirement Provisions

Director Term Limits

Glass Lewis believes that director age and term limits typically are not in shareholders' best interests. Too often they are used by boards as a crutch to remove board members who have served for an extended period of time. When used in that fashion, they are indicative of a board that has a difficult time making "tough decisions."

Academic literature suggests that there is no evidence of a correlation between length of tenure and director performance. On occasion, term limits can be used as a means to remove a director for boards that are unwilling to police their membership and to enforce turnover. Some shareholders support term limits as a way to force change when boards are unwilling to do so.

In our view, a director's experience can be a valuable asset to shareholders because of the complex, critical issues that boards face. However, we support periodic director rotation to ensure a fresh perspective in the boardroom and the generation of new ideas and business strategies. We believe the board should implement such rotation instead of relying on arbitrary limits. When necessary, shareholders can address the issue of director rotation through director elections.

However, if a board adopts term limits, it should follow through and not waive the limits. If the board waives its term limits, Glass Lewis will consider a withhold recommendation

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[30] Lucian Bebchuk, Alma Cohen, "The Costs of Entrenched Boards" (2004).

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from the nominating and/or governance committees, unless the rule was waived with sufficient explanation, such as consummation of a corporate transaction.

Director Age Limits

Glass Lewis believes that age limits are not in shareholders' best interests. Academic literature suggests that there is no evidence of a correlation between age and director performance. Like term limits, age limits are a crutch for boards that are unwilling to police their membership and decide when turnover is appropriate.

While we understand some institutions' support for age limits as a way to force change where boards are unwilling to make changes on their own, the long-term impact of age limits is to restrict experienced and potentially valuable board members from service through an arbitrary cut-off date. Further, age limits unfairly imply that older (or in rare cases, younger) directors cannot contribute to company oversight. A director's experience can be valuable to shareholders because directors navigate complex and critical issues when serving on a board.

We believe that shareholders are better off monitoring the board's approach to corporate governance and the board's stewardship of company performance rather than imposing inflexible rules that don't necessarily correlate with returns or benefits for shareholders.

However, if a board has adopted age limits for directors and yet chooses to waive them, we will consider a withhold recommendation for the nominating and/or governance committees, unless the rule was waived for the purpose of completing a pending corporate transaction such as a merger.

Requiring Two or More Nominees per Board Seat

In an attempt to address lack of access to the ballot, shareholders sometimes propose that the board give shareholders a choice of directors for each open board seat in every election. But we feel that policies requiring a selection of multiple nominees for each board seat would discourage prospective directors from accepting nominations. A prospective director could not be confident either that he or she is the board's clear choice or that he or she would be elected. Therefore, Glass Lewis generally will vote against such proposals.

Shareholder Access

The SEC proposal: Shareholders have continuously sought a way to have a voice in director elections in recent years. Most of these efforts have centered on regulatory change, the latest iteration of which is the proxy access debate that has taken place intermittently at the SEC over the past several years. In July of 2007, the SEC responded by issuing two proposed rules, one to allow certain shareholders to submit director nominations for inclusion on management's proxy and the second to allow companies to exclude shareholder access proposals submitted by shareholders. The former rule did not pass but the latter rule was subsequently approved by the SEC in November of 2007, allowing companies to exclude shareholder access proposals from

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their proxy statements. This rulemaking in effect reverts to the SEC's position on access proposals prior to AFSCME's challenge, ultimately upheld by the Second Circuit Court of Appeals in 2006, of the SEC's decision to allow AIG to exclude the group's access proposal.

During this window of opportunity prior to the SEC's final rulemaking in November, three companies faced access proposals in 2007. The proposals received considerable votes in favor, garnering nearly 40% support at Hewlett Packard, 42% support at UnitedHealth and passing with 51% of the votes at Cryo-Cell International. However, it is unlikely shareholders will have the opportunity to vote on access proposals in 2008 unless companies agree to put the proposals on the ballot. Further, there is limited time for shareholder proponents to successfully litigate for inclusion of the proposals in advance of the 2008 proxy season.

Majority Vote for the Election of Directors

In stark contrast to the failure of shareholder access to gain acceptance, majority voting for the election of directors is fast becoming the *de facto* standard in corporate board elections. In our view, the majority voting proposals are an effort to make the case for shareholder impact on director elections on a company-specific basis.

While this proposal would not give shareholders the opportunity to nominate directors or lead to elections where shareholders have a choice among director candidates, if implemented, the proposal would allow shareholders to have a voice in determining whether the nominees proposed by the board should actually serve as the overseer-representatives of shareholders in the boardroom. We believe this would be a favorable outcome for shareholders.

During 2007 Glass Lewis tracked 54 proposals to require a majority vote to elect directors, down from 147 proposals during 2006. The steep decline in the number of proposals being submitted was a result of many companies adopting some form of majority voting, including over 2/3 of companies in the S&P 500 index. During 2007 the average vote in favor of such proposals was just over 50% versus 44% in 2006.

The plurality vote standard: Today, most companies elect directors by a plurality vote standard. Under that standard, if one shareholder holding only one share votes in favor of any nominee (including himself, if the director is a shareholder), that nominee "wins" the election and assumes a seat on the board. The common concern among companies with a plurality voting standard was the possibility that one or more directors would not receive a majority of votes, resulting in "failed elections." This was of particular concern during the 1980s, an era of frequent takeovers and contests for control of companies.

Advantages of a majority vote standard: If a majority vote standard were implemented, a nominee would have to receive the support of a majority of the shares voted in order to assume the role of a director. Thus, shareholders could collectively vote to reject a director they believe will not pursue their best interests. We think that this minimal amount of protection for shareholders is reasonable and will not upset the corporate structure nor reduce the willingness of qualified shareholder-focused directors to serve in the future.

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We believe that a majority vote standard will likely lead to more attentive directors. Occasional use of this power will likely prevent the election of directors with a record of ignoring shareholder interests in favor of other interests that conflict with those of investors. Glass Lewis will generally support proposals calling for the election of directors by a majority vote.

In response to the high level of support majority voting has garnered, many companies have voluntarily taken steps to implement majority voting or modified approaches to majority voting. These steps range from a modified approach requiring directors that receive a majority of withheld votes to resign (e.g., Ashland Inc.) to actually requiring a majority vote of outstanding shares to elect directors (e.g., Intel). But a small number of companies, such as Lockheed Martin, have had a longstanding requirement of a majority of outstanding shares (a higher standard than votes cast) to elect a director.

We feel that the modified approach does not go far enough because requiring a director to resign is not the same as requiring a majority vote to elect a director and does not allow shareholders a definitive voice in the election process. Further, under the modified approach, the corporate governance committee could reject a resignation and, even if it accepts the resignation, the corporate governance committee decides on the director's replacement. And since the modified approach is usually adopted as a policy by the board or a board committee, it could be altered by the same board or committee at any time.

II. Transparency and Integrity of Financial Reporting

Auditor Ratification

The auditor's role as gatekeeper is crucial in ensuring the integrity and transparency of the financial information necessary for protecting shareholder value. Shareholders rely on the auditor to ask tough questions and to do a thorough analysis of a company's books to ensure that the information provided to shareholders is complete, accurate, fair, and that it is a reasonable representation of a company's financial position. The only way shareholders can make rational investment decisions is if the market is equipped with accurate information about a company's fiscal health.

Shareholders should demand an objective, competent and diligent auditor who performs at or above professional standards at every company in which the investors hold an interest. Like directors, auditors should be free from conflicts of interest and should avoid situations requiring a choice between the auditor's interests and the public's interests. Almost without exception, shareholders should be able to annually review an auditor's performance and to annually ratify a board's auditor selection.

> <u>Voting Recommendations on Auditor Ratification:</u> We generally support management's choice of auditor except when we believe the auditor's independence or audit integrity has been compromised. Where a board has not allowed shareholders to review and ratify an auditor, we typically recommend withholding votes from the audit committee chairman. When there have been material restatements of annual financial statements or

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material weakness in internal controls, we usually recommend withholding votes from the entire audit committee.

Reasons why we may not recommend ratification of an auditor include:

1. When audit fees plus audit-related fees total less than the tax fees and/or other non-audit fees.
2. Recent material restatements of annual financial statements, including those resulting in the reporting of material weaknesses in internal controls and including late filings by the company where the auditor bears some responsibility for the restatement or late filing.[31]
3. When the auditor performs prohibited services such as tax-shelter work, tax services for the CEO or CFO, or contingent-fee work, such as a fee based on a percentage of economic benefit to the company.
4. When audit fees are excessively low, especially when compared with other companies in the same industry.
5. When the company has aggressive accounting policies.
6. When the company has poor disclosure or lack of transparency in its financial statements.
7. Where the auditor limited its liability through its contract with the company.
8. We also look for other relationships or concerns with the auditor that might suggest a conflict between the auditor's interests and shareholder interests.

We typically support audit-related proposals regarding mandatory auditor rotation when the proposal uses a reasonable period of time (usually not less than 5-7 years).

Pension Accounting Issues

A pension accounting question often raised in proxy proposals is what effect, if any, projected returns on employee pension assets should have on a company's net income. This issue often arises in the executive-compensation context in a discussion of the extent to which pension accounting should be reflected in business performance for purposes of calculating payments to executives.

Glass Lewis believes that pension credits should not be included in measuring income that is used to award performance-based compensation. Because many of the assumptions used in accounting for retirement plans are subject to the company's discretion, management would have an obvious conflict of interest if pay were tied to pension income. In our view, projected income from pensions does not truly reflect a company's performance.

[31] An auditor does not audit interim financial statements. Thus, we generally do not believe that an auditor should be opposed due to a restatement of interim financial statements unless the nature of the misstatement is clear from a reading of the incorrect financial statements.

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III. The Link Between Compensation and Performance

Linking Pay with Performance

Glass Lewis strongly believes executive compensation should be linked directly with the performance of the business the executive is charged with managing. Glass Lewis has a proprietary pay-for-performance model that evaluates the pay of the top five executives at every company in the Russell 3000. Our model benchmarks these executives' pay against their performance using three peer groups for each company: an industry peer group, a smaller sector peer group, and a geographic peer group. Using a forced curve and a school letter-grade system, we rank companies according to their pay-for-performance.

We use this analysis to inform our voting decisions on each of the compensation issues that arise on the ballot. Likewise, we use this analysis in our evaluation of the compensation committee's performance.

Limits on Executive Compensation

Generally, Glass Lewis believes shareholders should not be directly involved in setting executive pay. Such matters should be left to the compensation committee. We view the election of compensation committee members as the appropriate mechanism for shareholders to express their disapproval or support of board policy on executive pay. Further, we believe that companies whose pay-for-performance is in line with their peers should be able to pay their executives in a way that drives growth and profit, without destroying ethical values, giving consideration to their peers' comparable size and performance.

However, Glass Lewis favors performance-based compensation as an effective way to motivate executives to act in shareholders' best interests. Performance-based pay may be limited if CEO pay is capped at a low level rather than flexibly tied to company performance.

Limits on Executive Stock Options

Stock options are a common form of executive compensation. Making options a part of compensation may be an effective way to attract and retain experienced executives and other key employees. Tying a portion of an executive's pay to company performance also provides a good incentive for executives to maximize share value. Thus, we typically recommend that our clients oppose caps on executive stock options. However, stock option plans should prohibit re-pricing or acceleration of the options.

Linking Pay to Social Criteria

Glass Lewis believes that ethical behavior is an important part of executive performance and should be taken into account when evaluating performance and determining compensation. But Glass Lewis also believes that the compensation committee is in the best position to set policy on management pay. Through director elections, shareholders can hold the compensation committee accountable for pay awarded.

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Equity-Based Compensation Plans

Glass Lewis evaluates option- and other equity-based compensation plans using a detailed model and analyst review. We believe that equity compensation awards are useful, when not abused, for retaining employees and providing an incentive for them to act in a way that will improve company performance.

Equity-based compensation programs have important differences from cash compensation plans and bonus programs. Accordingly, our model and analysis takes into account factors such as plan administration, the method and terms of exercise, repricing history, express or implied rights to reprice, and the presence of evergreen provisions.

Our analysis is quantitative and focused on the plan's cost as compared with the business's operating metrics. We run twenty different analyses, comparing the program with absolute limits we believe are key to equity value creation and with a carefully chosen peer group. In general, our model seeks to determine whether the proposed plan is either absolutely excessive or is more than one standard deviation away from the average plan for the peer group on a range of criteria, including dilution to shareholders and the projected annual cost relative to the company's financial performance. Each of the twenty analyses (and their constituent parts) is weighted and the plan is scored in accordance with that weight.

In our analysis, we compare the program's expected annual expense with the business's operating metrics to help determine whether the plan is excessive in light of company performance. We also compare the option plan's expected annual cost to the enterprise value of the firm rather than to market capitalization because the employees, managers and directors of the firm create enterprise value and not necessarily market capitalization (the biggest difference is seen where cash represents the vast majority of market capitalization). Finally, we do not rely exclusively on relative comparisons with averages because we believe that academic literature proves that some absolute limits are warranted.

We evaluate option plans based on ten overarching principles:

1. Companies should seek more shares only when needed.

2. Plans should be small enough that companies need shareholder approval every three to four years (or less).

3. If a plan is relatively expensive, it should not grant options solely to senior executives and board members.

4. Annual net share count and voting power dilution should be limited.

5. Annual cost of the plan (especially if not shown on the income statement) should be reasonable as a percentage of financial results and should be in line with the peer group.

6. The expected annual cost of the plan should be proportional to the business's value.

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7. The intrinsic value that option grantees received in the past should be reasonable compared with the business's financial results.

8. Plans should deliver value on a per-employee basis when compared with programs at peer companies.

9. Plans should not permit re-pricing of stock options.

10. Plans should not contain excessively liberal administrative or payment terms.

Option Exchanges

Glass Lewis views option repricing plans and option exchange programs with great skepticism. Shareholders have substantial risk in owning stock and we believe that the employees, officers, and directors who receive stock options should be similarly situated to align their interests with shareholder interests.

We are concerned that option grantees who believe they will be "rescued" from underwater options will be more inclined to take unjustifiable risks. Moreover, a predictable pattern of repricing or exchanges substantially alters a stock option's value because options that will practically never expire deeply out of the money are worth far more than options that carry a risk of expiration.

In short, repricings and option exchange programs change the bargain between shareholders and employees after the bargain has been struck. Re-pricing is tantamount to re-trading.

There is one circumstance in which a repricing or option exchange program is acceptable: if macroeconomic or industry trends cause a stock's value to decline dramatically, rather than specific company issues, and repricing is necessary to motivate and retain employees. In this circumstance, we think it fair to conclude that option grantees may be suffering from a risk that was not foreseeable when the original "bargain" was struck. In such a circumstance, we will support a repricing only if the following conditions are true:

(i) officers and board members do not participate in the program;

(ii) the stock decline mirrors the market or industry price decline in terms of timing and approximates the decline in magnitude;

(iii) the exchange is value-neutral or value-creative to shareholders with very conservative assumptions and with a recognition of the adverse selection problems inherent in voluntary programs; and

(iv) management and the board make a cogent case for needing to motivate and retain existing employees, such as being in a competitive employment market.

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Performance-Based Options

Shareholders commonly ask boards to adopt policies requiring that a significant portion of future stock option grants to senior executives be based on performance. Performance-based options are options where the exercise price is linked to an industry peer group's stock-performance index.

Glass Lewis believes in performance-based equity compensation plans for senior executives. We feel that executives should be compensated with equity when their performance and the company's performance warrants such rewards. While we do not believe that equity-based pay plans for all employees should be based on overall company performance, we do support such limitations for equity grants to senior executives (although some equity-based compensation of senior executives without performance criteria is acceptable, such as in the case of moderate incentive grants made in an initial offer of employment or in emerging industries).

Boards often argue that basing option grants on performance would hinder them in attracting talent. We believe that boards can develop a consistent, reliable approach to attract executives with the ability to guide the company toward its targets. If the board believes in performance-based pay for executives, then these proposals requiring the same should not hamper the board's ability to create equity-based compensation plans.

We generally recommend that shareholders vote in favor of performance-based option requirements.

Option Backdating, Spring-Loading, and Bullet-Dodging

Glass Lewis views option backdating, and the related practices of spring-loading and bullet-dodging, as egregious actions that warrant holding the appropriate management and board members responsible. These practices are similar to re-pricing options and eliminate much of the downside risk inherent in an option grant that is designed to induce recipients to maximize shareholder return. Backdating an option is the act of changing an option's grant date from the actual grant date to an earlier date when the market price of the underlying stock was lower, resulting in a lower exercise price for the option. Glass Lewis has identified over 270 companies that have disclosed internal or government investigations into their past stock-option grants.

Spring-loading is granting stock options while in possession of material, positive information that has not been disclosed publicly. Bullet-dodging is delaying the grants of stock options until after the release of material, negative information. This can allow option grants to be made at a lower price either before the release of positive news or following the release of negative news, assuming the stock's price will move up or down in response to the information. This raises a concern similar to that of insider trading, or the trading on material non-public information.

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The exercise price for an option is determined on the day of grant, providing the recipient with the same market risk as an investor who bought shares on that date. However, where options were backdated, the executive or the board (or the compensation committee) changed the grant date retroactively. The new date may be at or near the lowest price for the year or period. This would be like allowing an investor to look back and select the lowest price of the year at which to buy shares.

A 2006 study of option grants made between 1996 and 2005 at 8,000 companies found that option backdating can be an indication of poor internal controls. The study found that option backdating was more likely to occur at companies without a majority independent board and with a long-serving CEO; both factors, the study concluded, were associated with greater CEO influence on the company's compensation and governance practices.[32]

Where a company granted backdated options to an executive who is also a director, Glass Lewis will recommend withholding votes from that executive/director, regardless of who decided to make the award. In addition, Glass Lewis will recommend withholding votes from those directors who either approved or allowed the backdating. Glass Lewis feels that executives and directors who either benefited from backdated options or authorized the practice have breached their fiduciary responsibility to shareholders.

Given the severe tax and legal liabilities to the company from backdating, Glass Lewis will consider recommending withholding votes from members of the audit committee who served when options were backdated, a restatement occurs, material weaknesses in internal controls exist and disclosures indicate there was a lack of documentation. These committee members failed in their responsibility to ensure the integrity of the company's financial reports.

When a company has engaged in spring-loading or bullet-dodging, Glass Lewis will consider recommending withholding votes from the compensation committee members where there has been a pattern of granting options at or near historic lows. Glass Lewis will also recommend withholding votes from executives serving on the board who benefited from the spring-loading or bullet-dodging.

162(m) Plans

Section 162(m) of the Internal Revenue Code allows companies to deduct compensation in excess of $1 million for the CEO and the next four most highly compensated executive officers upon shareholder approval of the excess compensation. Glass Lewis recognizes the value of executive incentive programs and the tax benefit of shareholder-approved incentive plans.

We believe the best practice for companies is to provide reasonable disclosure to shareholders so that they can make sound judgments about the reasonableness of the proposed compensation plan. To allow for meaningful shareholder review, we prefer that these proposals include: specific performance goals, a maximum award pool, and a maximum award amount per

[32] Lucian Bebchuk, Yaniv Grinstein and Urs Peyer. "LUCKY CEOs." November, 2006.

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employee. We also believe it is important to analyze the estimated grants to see if they are reasonable and in line with the company's peers.

We typically recommend against a 162(m) plan where: a company fails to provide at least a list of performance targets; a company fails to provide one of either a total pool or an individual maximum; or the proposed plan is excessive when compared with the plans of the company's peers.

The company's record of aligning pay with performance (as evaluated using our proprietary pay-for-performance model) also plays a role in our recommendation. Where a company has a record of reasonable pay relative to business performance, we are not typically inclined to recommend against a plan even if the plan caps seem large relative to peers because we recognize the value in special pay arrangements for continued exceptional performance.

As with all other issues we review, our goal is to provide consistent but contextual advice given the specifics of the company and ongoing performance. Overall, we recognize that it is generally not in shareholders' best interests to vote against such a plan and forgo the potential tax benefit since shareholder rejection of such plans will not curtail the awards, it will only prevent the tax deduction associated with them.

Director Compensation Plans

Glass Lewis believes that non-employee directors should receive compensation for the time and effort they spend serving on the board and its committees. In particular, we support compensation plans that include option grants or other equity-based awards that help to align the interests of outside directors with those of shareholders. Director fees should be competitive in order to retain and attract qualified individuals. But excessive fees represent a financial cost to the company and threaten to compromise the objectivity and independence of non-employee directors. Therefore, a balance is required.

Glass Lewis uses a proprietary model and analyst review to evaluate the costs of those plans compared to the plans of peer companies with similar market capitalizations. We use the results of this model to assist in making our voting recommendations on director compensation plans.

Full Disclosure of Executive Compensation

Glass Lewis believes that complete, timely and transparent disclosure of executive pay is critical to allowing shareholders to evaluate the extent to which the pay is keeping pace with company performance. When reviewing proxy materials, analysts investigate whether the company discloses the performance metrics that it uses to determine executive compensation. Performance metrics vary and may include items such as revenue growth, targets, or human resources issues.

However, we are concerned when a proposal goes too far in the level of detail that it requests for executives other than the most high-ranking leaders of the company. Shareholders are unlikely to

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need or be able to use compensation information for employees below the level of the most senior corporate officers.

Moreover, it is rarely in shareholders' interests to disclose competitive data about individual salaries below the senior executive level. Such disclosure could create internal personnel issues that would be counterproductive for the company and its shareholders. While we favor full disclosure for senior executives and we view pay disclosure at the aggregate level (e.g., the number of employees being paid over a certain amount or in certain categories) as potentially useful, we do not believe shareholders need or will benefit from detailed reports about individual management employees other than the most senior executives.

Shareholder Proposals Regarding Compensation Issues

Shareholder Proposals Regarding Severance Agreements

As a general rule, Glass Lewis believes that shareholders should not be involved in the approval and negotiation of individual severance plans. Such matters should be left to the board's compensation committee, which can be held accountable for its decisions through the election of directors.

When proposals are crafted to only require approval if the benefit exceeds 2.99 times the amount of the executive's base salary plus bonus, Glass Lewis typically supports such requests. Above this threshold, the company can no longer deduct severance payments as an expense, and thus shareholders are deprived of a valuable benefit. We believe that shareholders should be consulted before relinquishing such a right, and that such proposals would still leave companies with sufficient freedom to enter into the vast majority of severance arrangements.

Additionally, investors should monitor severance agreements when they are initially put in place. If shareholders initially approved of a severance agreement, it is inappropriate to withhold votes from the compensation committee later on when the severance agreement goes into effect. However, in the absence of a shareholder vote on severance agreements, Glass Lewis will evaluate the role of the compensation committee when the agreement was adopted.

Shareholder Proposals on Advisory Votes on Compensation Committee Reports

Glass Lewis carefully reviews the compensation awarded to senior executives. We believe that this is an important area in which the board's priorities are revealed. However, as a general rule, Glass Lewis does not believe shareholders should be involved in the design, negotiation or approval of compensation packages. Such matters should be left to the compensation committee, which can be held accountable for its decisions through their election.

But sometimes proposals are made to allow shareholder advisory approval of the committee's compensation report. Glass Lewis believes that advisory voting to approve the reports of a compensation committee is an effective mechanism for enhancing transparency in setting executive pay, improving accountability to shareholders, and providing for a more effective link

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between pay and performance. While a vote to approve the report will not directly affect the board's ability to set compensation policy, it will allow shareholders to register their opinions regarding the company's compensation practices. We believe that a vote disapproving of a compensation committee report may compel the board to re-examine its compensation practices and act accordingly.

The practice of approving a company's compensation reports is standard in a small but growing number of non-U.S. countries, including in the U.K. since 2002. A 2004 study for the British Department of Trade and Industry found that the advisory voting requirement has resulted in "a number of well publicized situations where [compensation] committees have changed their policy or practice as a result of direct shareholder voting."[33] The study also found that the extent to which companies consulted shareholders about compensation practices has greatly increased over the past two years.

Shareholder Proposals on Bonus Recoupments Following Restatements ("Clawbacks")

Glass Lewis carefully reviews the compensation awarded to senior executives and we believe that senior executives of a company should never receive compensation for performance that was not achieved by the company.

We believe shareholders would be well served by requiring the board to adopt a more detailed and stringent policy, rather than relying on regulatory action such as requirements under Sarbanes Oxley. When examining proposals that require companies to recoup executives' bonuses paid as a result of faulty accounting, Glass Lewis will first look to see if the company has already adopted a policy to recoup bonuses awarded to senior executives during a restatement, and whether that policy is included in the CEO's contract. When the board has already committed to a proper course, in our opinion, and their current policy covers the major tenets of the proposal at hand while giving the board adequate flexibility to exercise discretion over these matters, we see no need for further action.

In some instances, shareholder proposals call for board action that may contravene the board's legal obligations under its agreements with executives, such as employment agreements. In addition, the board's ability to exercise its judgment and reasonable discretion on this issue may be limited under such proposals, which may not be warranted, depending on the specific situation of the company in question. A recoupment policy should only affect senior executives and those directly responsible for the company's accounting errors.

Where a company is giving a new contract to an executive that does not include a clawback provision and the company has had a material restatement, especially if the restatement was due to fraud, Glass Lewis will recommend withholding votes from the responsible members of the compensation committee. Compensation committee members have an obligation to build in reasonable controls to executive contracts to prevent payments in the case of inappropriate behavior.

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[33] Deloitte & Touche. "Report on the Impact of the Directors' Remuneration Report Regulations." (2004).

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IV. Governance Structure and the Shareholder Franchise

Anti-Takeover Measures

Poison Pills (Shareholder Rights Plans)

Glass Lewis believes that poison pill plans are not generally in shareholders' best interests. They can reduce management accountability by substantially limiting opportunities for corporate takeovers. Rights plans can thus prevent shareholders from receiving a buy-out premium for their stock. Typically we recommend that shareholders vote against these plans to protect their financial interests and ensure that they have an opportunity to consider any offer for their shares, especially those at a premium.

We believe boards should be given wide latitude in directing company activities and in charting the company's course. However, on an issue such as this, where the link between the shareholders' financial interests and their right to consider and accept buyout offers is substantial, we believe that shareholders should be allowed to vote on whether they support such a plan's implementation. This issue is different from other matters that are typically left to board discretion. Its potential impact on and relation to shareholders is direct and substantial. It is also an issue in which management interests may be different from those of shareholders; thus, ensuring that shareholders have a voice is the only way to safeguard their interests.

In certain circumstances, we will support a limited poison pill to accomplish a particular objective, such as the closing of an important merger, or a pill that contains what we believe to be a reasonable 'qualifying offer' clause. We will consider supporting a poison pill plan if the qualifying offer clause includes the following attributes: (i) The form of offer is not required to be an all-cash transaction; (ii) the offer is not required to remain open for more than 90 business days; (iii) the offeror is permitted to amend the offer, reduce the offer, or otherwise change the terms; (iv) there is no fairness opinion requirement; and (v) there is a low to no premium requirement. Where these requirements are met, we typically feel comfortable that shareholders will have the opportunity to voice their opinion on any legitimate offer.

Right of Shareholders to Call a Special Meeting

Glass Lewis strongly supports shareholders' right to call special meetings. But to prevent abuse and waste of corporate resources by a minority of shareholders, we believe this right should be limited to a minimum of 15% of the shareholders requesting such a meeting. Generally, we believe a lower threshold may leave companies subject to meetings that may disrupt business operations to focus on the interests of a minority of owners. But when proposals are presented that would allow shareholders to call special meetings without a minimum threshold, we will support them because the benefit to shareholders outweighs the possible abuse of the right to call shareholder meetings.

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Shareholder Action by Written Consent

Glass Lewis strongly supports shareholders' right to act by written consent. As with the right to call special meetings, we believe such rights should be limited to a minimum of 15% of the shareholders requesting action by written consent, to prevent abuse and waste of corporate resources. Again, we believe a lower threshold may leave companies subject to meetings that may disrupt business operations to focus on the interests of a minority of owners. But we will support proposals to allow shareholders to act by written consent without a minimum threshold because shareholders are better off with this right than without it, and the benefit to shareholders outweighs the potential for abuse.

Fair Price Provisions

Fair price provisions, which are rare, require that certain minimum price and procedural requirements be observed by any party that acquires more than a specified percentage of a corporation's common stock. The provision is intended to protect minority shareholder value when an acquiring corporation seeks to accomplish a merger or other transaction which would eliminate or change the interests of the minority stockholders. The provision is generally applied against the acquirer unless the takeover is approved by a majority of "continuing directors" and holders of a majority, in some cases a supermajority as high as 80%, of the combined voting power of all stock entitled to vote to alter, amend, or repeal the above provisions.

The effect of a fair price provision is to require approval of any merger or business combination with an "interested stockholder" by 51% of the voting stock of the company, excluding the shares held by the interested stockholder. An interested stockholder is generally considered to be a holder of 10% or more of the company's outstanding stock, but the trigger can vary.

Generally, provisions are put in place for the ostensible purpose of preventing a back-end merger where the interested stockholder would be able to pay a lower price for the remaining shares of the company than he or she paid to gain control. The effect of a fair price provision on shareholders, however, is to limit their ability to gain a premium for their shares through a partial tender offer or open market acquisition which typically raise the share price, often significantly. A fair price provision discourages such transactions because of the potential costs of seeking shareholder approval and because of the restrictions on purchase price for completing a merger or other transaction at a later time.

Glass Lewis believes that fair price provisions, while sometimes protecting shareholders from abuse in a takeover situation, often act as an impediment to takeovers, potentially limiting gains to shareholders from a variety of transactions that could significantly increase share price. In some cases, even the independent directors of the board cannot make exceptions when such exceptions may be in the best interests of shareholders. Given the existence of state law protections for minority shareholders such as Section 203 of the Delaware Corporations Code, we believe it is in the best interests of shareholders to remove fair price provisions.

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Authorized Shares

Glass Lewis believes that adequate capital stock is important to a company's operation. When analyzing a request for additional shares, we typically review four common reasons why a company might need additional capital stock:

(i) Stock Split – We typically consider three metrics when evaluating whether we think a stock split is likely or necessary: The historical stock pre-split price, if any; the current price relative to the company's most common trading price over the past 52 weeks; and some absolute limits on stock price that, in our view, either always make a stock split appropriate if desired by management or would almost never be a reasonable price at which to split a stock.

(ii) Shareholder Defenses – Additional authorized shares could be used to bolster takeover defenses such as a "poison pill." Proxy filings often discuss the usefulness of additional shares in defending against or discouraging a hostile takeover as a reason for a requested increase. Glass Lewis is typically against such defenses and will oppose actions intended to bolster such defenses.

(iii) Financing for Acquisitions – We look at whether the company has a history of using stock for acquisitions and attempt to determine what levels of stock have typically been required to accomplish such transactions. Likewise, we look to see whether this is discussed as a reason for additional shares in the proxy.

(iv) Financing for Operations – We review the company's cash position and its ability to secure financing through borrowing or other means. We look at the company's history of capitalization and whether the company has had to use stock in the recent past as a means of raising capital.

Issuing additional shares can dilute existing holders in limited circumstances. Further, the availability of additional shares, where the board has discretion to implement a poison pill, can often serve as a deterrent to interested suitors. Accordingly, where we find that the company has not detailed a plan for use of the proposed shares, or where the number of shares far exceeds those needed to accomplish a detailed plan, we typically recommend against the authorization of additional shares.

While we think that having adequate shares to allow management to make quick decisions and effectively operate the business is critical, we prefer that, for significant transactions, management come to shareholders to justify their use of additional shares rather than providing a blank check in the form of a large pool of unallocated shares available for any purpose.

Advance Notice Requirements for Shareholder Ballot Proposals

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We typically recommend that shareholders vote against proposals that would require advance notice of shareholder proposals or of director nominees.

These proposals typically attempt to require a certain amount of notice before shareholders are allowed to place proposals on the ballot. Notice requirements typically range between three to six months prior to the annual meeting. Advance notice requirements typically make it impossible for a shareholder who misses the deadline to present a shareholder proposal or a director nominee that might be in the best interests of the company and its shareholders.

We believe shareholders should be able to review and vote on all proposals and director nominees. Shareholders can always vote against proposals that appear with little prior notice. Shareholders, as owners of a business, are capable of identifying issues on which they have sufficient information and ignoring issues on which they have insufficient information. Setting arbitrary notice restrictions limits the opportunity for shareholders to raise issues that may come up after the window closes.

Voting Structure

Cumulative Voting

We review cumulative voting proposals on a case-by-case basis, factoring in the independence of the board and the status of the company's governance structure. But we typically find these proposals on ballots at companies where independence is lacking and where the appropriate checks and balances favoring shareholders are not in place. In those instances we typically recommend in favor of cumulative voting.

Cumulative voting is a process that maximizes minority shareholders' ability to ensure representation of their views on the board. It can be important when a board is controlled by insiders or affiliates and where the company's ownership structure includes one or more shareholders who control a majority-voting block of company stock.

Glass Lewis believes that cumulative voting generally acts as a safeguard for shareholders by ensuring that those who hold a significant minority of shares can elect a candidate of their choosing to the board. This allows the creation of boards that are responsive to the interests of all shareholders rather than just a small group of large holders.

Academic literature indicates that where a highly independent board is in place and the company has a shareholder-friendly governance structure, shareholders may be better off without cumulative voting. The analysis underlying this literature indicates that shareholder returns at firms with good governance structures are lower and that boards can become factionalized and prone to evaluating the needs of special interests over the general interests of shareholders collectively.

Where a company has adopted a true majority vote standard (i.e., where a director must receive a majority of votes cast to be elected, as opposed to a modified policy indicated by a

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resignation policy only), Glass Lewis will recommend voting against cumulative voting proposals due to the incompatibility of the two election methods.

Where a company has not adopted a majority voting standard and is facing both a shareholder proposal to adopt majority voting and a shareholder proposal to adopt cumulative voting, Glass Lewis will support only the majority voting proposal. When a company has both majority voting and cumulative voting in place, there is a higher likelihood of one or more directors not being elected as a result of not receiving a majority vote. This is because shareholders exercising the right to cumulate their votes could unintentionally cause the failed election of one or more directors for whom shareholders do not cumulate votes.

Supermajority Vote Requirements

Glass Lewis believes that supermajority vote requirements impede shareholder action on ballot items critical to shareholder interests. An example is in the takeover context, where supermajority vote requirements can strongly limit the voice of shareholders in making decisions on such crucial matters as selling the business.

Transaction of Other Business at an Annual or Special Meeting of Shareholders

We typically recommend that shareholders not give their proxy to management to vote on any other business items that may properly come before the annual meeting. In our opinion, granting unfettered discretion is unwise.

Anti-Greenmail Proposals

Glass Lewis will support proposals to adopt a provision preventing the payment of greenmail, which would serve to prevent companies from buying back company stock at significant premiums from a certain shareholder. Since a large or majority shareholder could attempt to compel a board into purchasing its shares at a large premium, the anti-greenmail provision would generally require that a majority of shareholders other than the majority shareholder approve the buyback.

V. Shareholder Initiatives and Management of the Firm

Glass Lewis evaluates shareholder proposals on a case-by-case basis. We generally favor proposals likely to increase shareholder value and/or promote and protect shareholder rights. We typically prefer to leave decisions regarding day-to-day management and policy decisions related to political, social, or environmental issues to management and the board except when we see a clear and direct link between the proposal and some economic or financial issue for the company.

We feel strongly that shareholders should not attempt to micromanage the business or its executives through the initiative process. Rather, shareholders should use their influence to push for governance structures that protect shareholders, including director elections, and then put in place a board they can trust to make informed and careful decisions that are in the best interests

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of the business and its owners. We believe shareholders should hold directors accountable for management and policy decisions through director elections.

Reimbursement of Solicitation Expenses

Glass Lewis feels that in some circumstances, replacing some or all directors on a company's board is warranted where the incumbent director or directors have failed in their oversight of management by failing to address continuously poor performance. Where a dissident shareholder is seeking reimbursement for his or her expenses and has received the support of a majority of shareholders, Glass Lewis generally will recommend in favor of reimbursing the dissident for expenses incurred in waging the contest.

In the rare case where a shareholder has put the shareholder's own time and money into a successful campaign to unseat a poorly performing director, we feel that the dissident should be entitled to reimbursement of expenses by the company. In such a situation, other shareholders express their agreement by virtue of their majority vote for the dissident and will share in the improved company performance.

But contests are expensive and distracting to the management and the board. Therefore, to avoid encouraging nuisance or agenda-driven contests, we only support the reimbursement of expenses where the dissident has convinced at least a majority of shareholders to support a particular candidate or set of candidates.

Labor Practices and Non-Discrimination Policies

Where there is clear evidence of practices resulting in significant economic exposure to the company, Glass Lewis will support shareholder proposals that seek to address labor policies, such as shareholder proposals calling for increased disclosure of labor policies and of steps a company has taken to mitigate the risks associated with those policies.

In general, Glass Lewis believes labor and human resources policies are typically best left to management and the board, absent a showing of egregious or illegal conduct that might threaten shareholder value. Management is in the best position to determine appropriate practices in the context of its business.

However, Glass Lewis recognizes that companies with a record of poor labor relations or treatment of its workers can face risks, such as employee lawsuits, poor employee work performance and turnover, and regulatory investigations. Glass Lewis will hold directors accountable for company decisions related to labor and employment problems.

Military and US Government Business Policies

Glass Lewis believes that disclosure to shareholders of information on key company endeavors is important. However, we generally do not support resolutions that call for shareholder approval of policy statements for or against government programs that are subject to thorough review by the federal government and elected officials at the national level. We also do not support proposals

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favoring disclosure of information where such disclosure is already mandated by law, unless circumstances exist that warrant the extra disclosure. Shareholders should hold directors accountable for a corporation's egregious actions that threaten shareholder value, such as the bribing of public officials. For example, we will withhold votes from members of the audit committee (and any responsible director such as a CEO) when a law enforcement agency has charged a company and/or director with a violation of the FCPA.

Foreign Government Business Policies

Where a corporation operates in a foreign country, we believe that business policies regarding foreign operations are best left to management and the board, absent a showing of egregious or illegal conduct that might threaten shareholder value. However, the company and board may lack controls to help prevent such conduct, examples of which include money laundering or environmental violations such as at BP. We believe that shareholders should hold board members accountable for these issues when they face reelection, as they may subject the company to financial risk even if limited to reputational damage. In such instances, we will hold those board members responsible for oversight of internal controls and compliance, usually the audit committee and CEO, accountable for their actions by withholding a vote for them.

Environmental Policies

When management and the board have displayed disregard for environmental risks, have engaged in egregious or illegal conduct, or have failed to adequately respond to current or imminent environmental risks that threaten shareholder value, we believe shareholders should hold directors accountable when they face reelection.

Glass Lewis recognizes the significant financial, legal and reputational risks to companies resulting from poor environmental practices or negligent oversight thereof. We believe part of the board's role is to ensure that management conducts a complete risk analysis of company operations, including those that have environmental implications. Further, directors should monitor management's performance in mitigating the environmental risks attendant with relevant operations in order to eliminate or minimize the risks to the company and shareholders.

While Glass Lewis recognizes that most environmental concerns are best addressed via avenues other than proxy proposals, when a substantial environmental risk has been ignored or inadequately addressed, we may recommend that votes be withheld from responsible members of the governance committee. In some cases, we may recommend that votes be withheld from all directors who were on the board when the substantial risk arose, was ignored, or was not mitigated.

Climate Change Disclosure Proposals

Glass Lewis will consider recommending a vote in favor of a reasonable proposal to disclose a company's climate change information when (1) a company has encountered problems such as lawsuits and/or government investigations or investors have established a link to impact on shareholder value from climate change, and (2) the company has

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failed to adequately disclose how it has addressed these problems. We will examine such proposals in light of requests made to the company for additional information, its response and whether there is a reasonable case as to the negative implications to shareholders and the company.

We will look favorably upon the proposals establishing that the problems at issue could have a negative implication for the company or its shareholders.

Reporting Contributions and Political Spending

Glass Lewis believes that disclosure of how a company uses its funds is an important component of corporate accountability to shareholders. A major issue is whether political contributions are being appropriately monitored and spent on behalf of shareholders to create shareholder value. Studies have shown that in some instances, management of some corporations have used stockholder assets to attempt to buy influence with legislators in a manner that ultimately had a negative impact on shareholder value.[34]

Some campaign contributions are heavily regulated by federal, state, and local laws. Most jurisdictions have detailed disclosure laws so that information on some contributions is publicly available. Some progressive companies provide more information about certain political contributions on company websites, such as contributions to "527" organizations. We believe that the mechanism for disclosure of contributions and the standards for giving are best left to the board, except where a company does not adequately disclose information about its contributions to shareholders or where a company has a history of abuse in the donation process.

However, in cases where additional company disclosure is nonexistent or limited and there is some evidence or credible allegation that the Company is mismanaging corporate funds through political donations or has a record of doing so, Glass Lewis will consider supporting shareholder proposals seeking greater disclosure of political giving. If Glass Lewis discovers particularly egregious actions by the company, we will consider recommending withholding votes from governance committee members or other responsible directors.

[34] "The Green Canary: Alerting Shareholders and Protecting Their Investments." The Center for Political Accountability. February 2005.

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I. Election of Directors

Board of Directors

Boards are put in place to represent shareholders and protect their interests. Glass Lewis seeks boards with a proven record of protecting shareholders and delivering value over the medium- and long-term. In our view, boards working to protect and enhance the best interests of shareholders typically consist of at least two-thirds independent directors, have a record of positive performance and include directors with a breadth and depth of experience.

Board Composition

We look at each individual on the board and examine his or her relationships with the company, the company's executives and with other board members. The purpose of this inquiry is to determine whether pre-existing personal, familial or financial relationships are likely to impact the decisions of that board member.

We vote in favor of governance structures that will drive positive performance and enhance shareholder value. The most crucial test of a board's commitment to the company and to its shareholders is the performance of the board and its members. The performance of directors in their capacity as board members and as executives of the company, when applicable, and in their roles at other companies where they serve is critical to this evaluation.

We believe a director is independent if he or she has no material financial, familial or other current relationships with the company, its executives or other board members except for service on the board and standard fees paid for that service. Relationships that have existed within the five years prior to the inquiry are usually considered to be "current" for purposes of this test.

In our view, a director is affiliated if he or she has a material financial, familial or other relationship with the company or its executives, but is not an employee of the company. This includes directors whose employers have a material financial relationship with the Company. This also includes a director who owns or controls 25% or more of the company's voting stock.

We define an inside director as one who simultaneously serves as a director and as an employee of the company. This category may include a chairman of the board who acts as an employee of the company or is paid as an employee of the company.

Although we typically vote for the election of directors, we will withhold from directors for the following reasons:

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- A director who attends less than 75% of the board and applicable committee meetings.
- A director who fails to file timely form(s) 4 or 5 (assessed on a case-by-case basis).
- A director who is also the CEO of a company where a serious restatement has occurred after the CEO certified the pre-restatement financial statements.
- All board members who served at a time when a poison pill was adopted without shareholder approval within the prior twelve months.

We also feel that the following conflicts of interest may hinder a director's performance and will therefore withhold from a:

- CFO who presently sits on the board.
- Director who presently sits on an excessive number of boards
- Director, or a director whose immediate family member, provides material professional services to the company at any time during the past five years.
- Director, or a director whose immediate family member, engages in airplane, real estate or other similar deals, including perquisite type grants from the company.
- Director with an interlocking directorship.

Board Committee Composition

All key committees including audit, compensation, governance, and nominating committees should be composed solely of independent directors and each committee should be focused on fulfilling its specific duty to shareholders. We typically recommend that shareholders withhold their votes for any affiliated or inside director seeking appointment to an audit, compensation, nominating or governance committee or who has served in that capacity in the past year.

Review of the Compensation Discussion and Analysis Report

We review the CD&A in our evaluation of the overall compensation practices of a company, as overseen by the compensation committee. In our evaluation of the CD&A, we examine, among other factors, the extent to which the company has used performance goals in determining overall compensation, how well the company has disclosed performance metrics and goals and the extent to which the performance metrics, targets and goals are implemented to enhance company performance. We would recommend voting against the chair of the compensation committee where the CD&A provides insufficient or unclear information about performance metrics and goals, where the CD&A indicates that pay is not tied to performance, or where the compensation

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committee or management has excessive discretion to alter performance terms or increase amounts of awards in contravention of previously defined targets.

Separation of the roles of Chairman and CEO

Glass Lewis believes that separating the roles of corporate officers and the chairman of the board is a better governance structure than a combined executive/chairman position. The role of executives is to manage the business on the basis of the course charted by the board. Executives should be in the position of reporting and answering to the board for their performance in achieving the goals set out by such board. This becomes much more complicated when management actually sits on, or chairs, the board.

We view an independent chairman as better able to oversee the executives of the company and set a pro-shareholder agenda without the management conflicts that a CEO and other executive insiders often face. This, in turn, leads to a more proactive and effective board of directors that is looking out for the interests of shareholders above all else.

We do not withhold votes from CEOs who serve on or chair the board. However, we do support a separation between the roles of chairman of the board and CEO, whenever that question is posed in a proxy.

In the absence of an independent chairman, we support the appointment of a presiding or lead director with authority to set the agenda for the meetings and to lead sessions outside the presence of the insider chairman.

Majority Voting for the Election of Directors

Glass Lewis will generally support proposals calling for the election of directors by a majority vote in place of plurality voting. If a majority vote standard were implemented, a nominee would have to receive the support of a majority of the shares voted in order to assume the role of a director. Thus, shareholders could collectively vote to reject a director they believe will not pursue their best interests. We think that this minimal amount of protection for shareholders is reasonable and will not upset the corporate structure nor reduce the willingness of qualified shareholder-focused directors to serve in the future.

Classified Boards

Glass Lewis favors the repeal of staggered boards in favor of the annual election of directors. We believe that staggered boards are less accountable to shareholders than annually elected boards. Furthermore, we feel that the annual election of directors encourages board members to focus on protecting the interests of shareholders.

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Mutual Fund Boards

Mutual funds, or investment companies, are structured differently than regular public companies (i.e., operating companies). Members of the fund's adviser are typically on the board and management takes on a different role than that of other public companies. As such, although many of our guidelines remain the same, the following differences from the guidelines at operating companies apply at mutual funds:

1. We believe three-fourths of the boards of investment companies should be made up of independent directors, a stricter standard than the two-thirds independence standard we employ at operating companies.
2. We recommend withholding votes from the chairman of the nominating committee at an investment company if the chairman and CEO of a mutual fund are the same person and the fund does not have an independent lead or presiding director.

II. Financial Reporting

Auditor Ratification

We believe that role of the auditor is crucial in protecting shareholder value. In our view, shareholders should demand the services of objective and well-qualified auditors at every company in which they hold an interest. Like directors, auditors should be free from conflicts of interest and should assiduously avoid situations that require them to make choices between their own interests and the interests of the shareholders.

Glass Lewis generally supports management's recommendation regarding the selection of an auditor. However, we recommend voting against the ratification of auditors for the following reasons:

- When audit fees added to audit-related fees total less than one-third of total fees.
- When there have been any recent restatements or late filings by the company where the auditor bears some responsibility for the restatement or late filing (e.g., a restatement due to a reporting error).
- When the company has aggressive accounting policies.
- When the company has poor disclosure or lack of transparency in financial statements.
- When there are other relationships or issues of concern with the auditor that might suggest a conflict between the interest of the auditor and the interests of shareholders.
- When the company is changing auditors as a result of a disagreement between the company and the auditor on a matter of accounting principles

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or practices, financial statement disclosure or auditing scope or procedures.

Auditor Rotation

We typically support audit related proposals regarding mandatory auditor rotation when the proposal uses a reasonable period of time (usually not less than 5-7 years).

Pension Accounting Issues

Proxy proposals sometimes raise the question as to whether pension accounting should have an effect on the company's net income and therefore be reflected in the performance of the business for purposes of calculating payments to executives. It is our view that pension credits should not be included in measuring income used to award performance-based compensation. Many of the assumptions used in accounting for retirement plans are subject to the discretion of a company, and management would have an obvious conflict of interest if pay were tied to pension income.

III. Compensation

Equity Based Compensation Plans

Glass Lewis evaluates option and other equity-based compensation on a case-by-case basis. We believe that equity compensation awards are a useful tool, when not abused, for retaining and incentivizing employees to engage in conduct that will improve the performance of the company.

We evaluate option plans based on ten overarching principles:

- Companies should seek additional shares only when needed.
- The number of shares requested should be small enough that companies need shareholder approval every three to four years (or more frequently).
- If a plan is relatively expensive, it should not be granting options solely to senior executives and board members.
- Annual net share count and voting power dilution should be limited.
- Annual cost of the plan (especially if not shown on the income statement) should be reasonable as a percentage of financial results and in line with the peer group.
- The expected annual cost of the plan should be proportional to the value of the business.
- The intrinsic value received by option grantees in the past should be reasonable compared with the financial results of the business.
- Plans should deliver value on a per-employee basis when compared with programs at peer companies.

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- Plans should not permit re-pricing of stock options.

Option Exchanges

Option exchanges are reviewed on a case-by-case basis, although they are approached with great skepticism. Repricing is tantamount to a re-trade. We will support a repricing only if the following conditions are true:

- Officers and board members do not participate in the program.
- The stock decline mirrors the market or industry price decline in terms of timing and approximates the decline in magnitude.
- The exchange is value neutral or value creative to shareholders with very conservative assumptions and a recognition of the adverse selection problems inherent in voluntary programs.
- Management and the board make a cogent case for needing to incentivize and retain existing employees, such as being in a competitive employment market.

Performance Based Options

We generally recommend that shareholders vote in favor of performance-based option requirements. We feel that executives should be compensated with equity when their performance and that of the company warrants such rewards. We believe that boards can develop a consistent, reliable approach, as boards of many companies have, that would attract executives who believe in their ability to guide the company to achieve its targets.

Linking Pay with Performance

Executive compensation should be linked directly with the performance of the business the executive is charged with managing. Glass Lewis grades companies on an A to F scale based on our analysis of executive compensation relative to performance and that of the company's peers and will recommend withholding votes for the election of compensation committee members at companies that receive a grade of F.

Director Compensation Plans

Non-employee directors should receive compensation for the time and effort they spend serving on the board and its committees. In particular, we support compensation plans that include equity-based awards, which help to align the interests of outside directors with those of shareholders. Director fees should be competitive in order to retain and attract qualified individuals.

Options Expensing

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We will always recommend a vote in favor of a proposal to expense stock options. We believe that stock options are an important component of executive compensation and that the expense of that compensation should be reflected in a company's operational earnings. When companies do not to expense options, the effect of options on the company's finances is obscured and accountability for their use as a means of compensation is greatly diminished.

Limits on Executive Compensation

Proposals to limit executive compensation will be evaluated on a case-by-case basis. As a general rule, we believe that executive compensation should be left to the board's compensation committee. We view the election of directors, and specifically those who sit on the compensation committee, as the appropriate mechanism for shareholders to express their disapproval or support of board policy on this issue.

Limits on Executive Stock Options

We favor the grant of options to executives. Options are a very important component of compensation packages designed to attract and retain experienced executives and other key employees. Tying a portion of an executive's compensation to the performance of the company also provides an excellent incentive to maximize share values by those in the best position to affect those values. Accordingly, we typically vote against caps on executive stock options.

IV. Governance Structure

Anti-Takeover Measures

Poison Pills (Shareholder Rights Plans)

Glass Lewis believes that poison pill plans generally are not in the best interests of shareholders. Specifically, they can reduce management accountability by substantially limiting opportunities for corporate takeovers. Rights plans can thus prevent shareholders from receiving a buy-out premium for their stock.

We believe that boards should be given wide latitude in directing the activities of the company and charting the company's course. However, on an issue such as this where the link between the financial interests of shareholders and their right to consider and accept buyout offers is so substantial, we believe that shareholders should be allowed to vote on whether or not they support such a plan's implementation.

In certain limited circumstances, we will support a limited poison pill to accomplish a particular objective, such as the closing of an important merger, or a pill that contains what we believe to be a reasonable 'qualifying offer' clause.

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Right of Shareholders to Call a Special Meeting

We will vote in favor of proposals that allow shareholders to call special meetings. In order to prevent abuse and waste of corporate resources by a very small minority of shareholders, we believe that such rights should be limited to a minimum threshold of at least 15% of the shareholders requesting such a meeting.

Shareholder Action by Written Consent

We will vote in favor of proposals that allow shareholders to act by written consent. In order to prevent abuse and waste of corporate resources by a very small minority of shareholders, we believe that such rights should be limited to a minimum threshold of at least 15% of the shareholders requesting action by written consent.

Authorized Shares

Proposals to increase the number of authorized shares will be evaluated on a case-by-case basis. Adequate capital stock is important to the operation of a company. When analyzing a request for additional shares, we typically review four common reasons why a company might need additional capital stock beyond what is currently available:

1. Stock split
2. Shareholder defenses
3. Financing for acquisitions
4. Financing for operations

Unless we find that the company has not disclosed a detailed plan for use of the proposed shares, or where the number of shares far exceeds those needed to accomplish a detailed plan, we typically recommend in favor of the authorization of additional shares.

Voting Structure

Cumulative Voting

Glass Lewis will vote for proposals seeking to allow cumulative voting. Cumulative voting is a voting process that maximizes the ability of minority shareholders to ensure representation of their views on the board. Cumulative voting generally operates as a safeguard for by ensuring that those who hold a significant minority of shares are able to elect a candidate of their choosing to the board.

Supermajority Vote Requirements

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Glass Lewis favors a simple majority voting structure. Supermajority vote requirements act as impediments to shareholder action on ballot items that are critical to our interests. One key example is in the takeover context where supermajority vote requirements can strongly limit shareholders' input in making decisions on such crucial matters as selling the business.

Shareholder Proposals

Shareholder proposals are evaluated on a case-by-case basis. We generally favor proposals that are likely to increase shareholder value and/or promote and protect shareholder rights. We typically prefer to leave decisions regarding day-to-day management of the business and policy decisions related to political, social or environmental issues to management and the board except when we see a clear and direct link between the proposal and some economic or financial issue for the company.

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